Exhibit 10.34

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into by and among Robert P. Bahre and Gary G. Bahre (“Sellers”) and Speedway Motorsports, Inc. (“Buyer”).

WHEREAS, Sellers together own 100% of the issued and outstanding stock (the “Stock”) in New Hampshire Speedway, Inc. d/b/a New Hampshire International Speedway (the “Company”).

WHEREAS, Sellers desire to sell and Buyer desires to purchase 100% of the Stock in the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement, the payment of a $100,000 non-refundable deposit (the “Deposit”) by Buyer to Sellers, and other good and valuable consideration, Sellers and Buyer agree as follows:

1. Sale of the Stock/Purchase Price/Seller Retained Assets/Company Subsidiaries.

a. Sellers agree to sell the Stock to Buyer, and Buyer agrees to purchase the Stock for a purchase price of $340,000,000 (the “Purchase Price”). The Deposit shall be credited towards the Purchase Price.

b. Prior to Closing Sellers shall take ownership, directly or indirectly, to the Company assets listed on Schedule 1 attached hereto.

c. The companies listed on Schedule 2 attached hereto are all the wholly or partly owned subsidiaries of the Company.

2. Closing of Sale.

a. The Closing shall take place at 11:00 a.m., Buyer’s local time, within ten (10) days following satisfaction of the conditions in paragraph 4 of this Agreement, but not sooner than January 2, 2008. Buyer may assign its rights herein to a wholly owned subsidiary, provided that Buyer guarantees all obligations of such assignee hereunder.

b. At Closing, Sellers shall deliver to Buyer all stock certificates for the Stock, and shall properly endorse to Buyer all of the Stock. In exchange for such endorsement of the Stock to Buyer, Buyer shall at Closing wire to Sellers the Purchase Price to an account designated by Sellers. Sellers shall take all steps necessary to transfer ownership of the Stock to Buyer on the books and records of the Company and to cause the Company to issue a new stock certificate for the Stock in the name of the Buyer. The Stock shall be sold to Buyer free and clear of all liens and encumbrances, and Buyer shall have good, marketable title to the Stock.

c. Sellers shall ensure that the indebtedness set forth on Schedule 3 attached hereto shall be satisfied at or prior to Closing.

3. Subject to any exceptions noted in Schedule 5, Sellers make the following representations, and in the event one or more of these representations are not correct at the Closing, Buyer shall not be obligated to purchase the Stock, but may do so at its sole discretion.

a. Sellers have all necessary authority to sell the Stock to Buyer.

b. Sellers will use commercially reasonable efforts to obtain any third party consents to the sale of the Stock, that Buyer reasonably may request. The parties will (and Sellers will cause Company to) give any notices to, make any filings with, and use its commercially reasonable efforts to, obtain any authorizations, consents, and approvals required by governments and governmental agencies for the sale of the Stock.

c. The Company owns and operates New Hampshire International Speedway, which (among other things) hosted two (2) NASCAR Nextel/Sprint Cup races in 2007. The Company owns all of the assets and rights reasonably necessary to operate the existing business of the Company, including but not limited to the New Hampshire International Speedway oval track and all land and attendant structures, offices and improvements, and all registered and unregistered intellectual property, and intangibles associated with the New Hampshire International Speedway. The Company has executed Sanctioning Agreements with NASCAR to host two (2) NASCAR Sprint Cup races during the 2008 season. The Company’s cash balance at Closing (including cash and cash equivalents) will be not less than the amount which equals (i) all deposits and other deferred revenue received by Seller prior to Closing for 2008 scheduled events minus (ii) the Estimated Deferred 2007 Receivables, as defined in Paragraph 5.c below.

d. The debts and obligations of the Company (including, without limitation, current liabilities) will not exceed the total cumulative amount of Two Hundred Fifty Thousand Dollars ($250,000) (exclusive of any deferred New Hampshire state income, franchise or business profits taxes). Pending the Closing, Sellers will cause the Company to be operated in the ordinary course of business consistent with past practices, and (except in the good faith conduct of its ordinary course of business) the Company will not sell or otherwise dispose of any of the assets of the Company, will not incur additional indebtedness, and will refrain from extraordinary actions not in the ordinary course of business; provided, however, that the Company may in any event pay cash compensation (including unusual or one-time bonuses to employees), forgive stockholder loans and/or pay stockholder distributions (in cash) so long as the minimum cash balance requirements of subparagraph c above are satisfied at Closing and as long as such payments and/or forgiveness of loans do not result in any costs or liabilities to be assumed by Buyer or retained by the Company following the Closing; and provided further that the Company may sell or transfer to either or both Sellers the assets listed in Schedule 1.

e. Sellers are not aware of any pending or threatened material claims, litigation or governmental investigations against the Company.

4. Hart-Scott-Rodino Antitrust Improvement Act of 1976

Sellers and Buyer have filed, or will timely file on or before November 15, 2007, an acquired person’s and acquiring person’s notification and report form as required by the Hart-

Scott-Rodino Antitrust Improvement Act of 1976, as amended (“HSR Act”) with respect to the transactions contemplated by this Agreement. Sellers and Buyer shall use commercially reasonable efforts and shall cooperate with each other as shall be reasonably necessary to secure the termination of any applicable HSR Act or other waiting period and to obtain as promptly as possible all other necessary approvals, authorizations and consents of governmental authorities required to be obtained by it, to consummate the transactions contemplated in this Agreement. Sellers and Buyer further agree to use commercially reasonable efforts to comply promptly with all requests or requirements for information, documentary or otherwise, by any governmental authority pursuant to the HSR Act or other applicable law. Buyer shall have no obligation to close on the transaction herein until all required governmental approvals have been obtained and the HSR Act waiting period has expired or earlier terminated.

5. Miscellaneous.

a. Buyer will use commercially reasonable efforts to assist Sellers in obtaining any third party consents to the sale of the Stock sought by Buyer or Sellers.

b. Either Sellers or Buyer may (unless such party is then in breach of this Agreement) terminate this Agreement if the Closing has not occurred by March 31, 2008, or such later date as the parties agree upon.

c. For purposes hereof, “Estimated Deferred 2007 Receivables” means the sum of (i) the estimated ancillary media rights payments payable to the Company in 2008 for 2007 events (estimated to be in the amount of Nine Hundred Fifty Thousand Dollars ($950,000)), plus (ii) other corporate and sponsorship payments owed to the Company at the time of Closing for sponsorship rights, corporate tickets and hospitality accommodations for 2007 events. After the Closing, Buyer shall use reasonable and diligent efforts to collect the aforesaid ancillary media rights payments and corporate and sponsorship payments (the “Deferred 2007 Receivables”) when due. On June 15, 2008, Sellers will make a payment to Buyer (or vice versa) as follows: to the extent that the actual amount collected by Buyer on account of the Deferred 2007 Receivables is less than the Estimated Deferred 2007 Receivables, Sellers will pay Buyer an amount equal to the deficit; and to the extent that the actual amount collected by Buyer on account of the Deferred 2007 Receivables exceeds the Estimated Deferred 2007 Receivables, Buyer will pay Sellers an amount equal to the excess. Such payments will be made in cash and will constitute an adjustment of the purchase price for the Stock. Buyer will provide Sellers with reasonable access to accounting and other records useful in the calculation and confirmation of the actual amount collected by Buyer on account of the Deferred 2007 Receivables.

d. This Agreement shall be governed and construed in accordance with the laws of the State of New Hampshire without giving effect to any choice or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of New Hampshire.

e. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

f. Sellers will be provided by Buyer the benefits set forth on Schedule 4 attached hereto.

g. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether oral or written of the parties. No amendment, supplement, modification or waiver of this agreement shall be binding unless executed in writing by the party to be bound thereby. Neither party is relying on any promise, statement or representation other than those expressly written in this Agreement.

h. This Agreement may be executed by facsimile transmission, and may be executed in one or more counterparts, each of which shall be deemed an original and which together shall constitute a single document.

Sellers:	Buyer:

/s/ Robert P. Bahre	Speedway Motorsports, Inc.
Robert P. Bahre
	By:	/s/ O. Bruton Smith
Date: October 30, 2007		O. Bruton Smith
Chairman and Chief Executive Officer

/s/ Gary G. Bahre	Date:	October 29, 2007
Gary G. Bahre

Date: October 30, 2007

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